TRUE RELIGION

Contact :	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115

TRUE RELIGION APPAREL ANNOUNCES PRELIMINARY

2007 NET SALES RESULTS AND OUTLOOK FOR 2008

-	Record breaking Net Sales of $52.4 million for the 4th Quarter 2007,

a 75.9% increase over 2006 -

- Preliminary 2007 Net Sales reach $173 million, exceeding annual goal by $6 million -

– Anticipates 2008 year-over-year sales growth between 21% - 24% –

VERNON, California – January 17, 2008 – True Religion Apparel, Inc. (Nasdaq: TRLG), today reported preliminary net sales results for the fourth quarter and fiscal year ended December 31, 2007, and issued guidance for the fiscal year ending December 31, 2008.

The Company expects to report net sales for the 2007 fourth quarter of approximately $52.4 million, an increase of 75.9% from $29.8 million in the 2006 fourth quarter. For the year ended December 31, 2007, net sales will be approximately $173.0 million, which is above the previously issued net sales guidance of $167.0 million, and represents an increase of 24.4% over 2006 net sales of $139.0 million.

“Our record fourth quarter and year ended 2007 sales growth reflect the strength of our expanded product assortment and continued growth in our consumer direct business,” said Jeffrey Lubell, chairman and chief executive officer of True Religion. “We experienced widespread growth across all of our business segments driven by the strength of our Fall and Holiday 2007 collection. As a result, our US Wholesale business experienced year-over-year increases in net sales of 64% and 25% for the fourth quarter and second half of 2007, respectively.”

Michael Buckley, president of True Religion, stated, “Our Consumer Direct business’ net sales increased by 280% in the fourth quarter and by 485% in 2007 as we increased our store count from four to 15 in 2007. We are especially pleased with our branded retail store rollout, which allows us to showcase the breadth of our merchandise offering.”

Preliminary 2007 Segment Net Sales Results

($ in millions)	Quarter Ended			Year Ended
	12/31/07	12/31/06	% Increase / (Decrease)	12/31/07	12/31/06	% Increase / (Decrease)
US Wholesale	$31.6	$19.2	64.6%	$111.2	$96.9	14.8%
International Wholesale	$9.2	$7.6	21.6%	$31.7	$37.2	(15.1%)
Consumer Direct	$11.4	$3.0	280.4%	$29.2	$5.0	485.6%
Licensing	$0.2	$0.03	749.7%	$0.9	$0.03	2647.0%
Total	$52.4	$29.8	75.9%	$173.0	$139.0	24.4%

2008 Guidance

For fiscal 2008, True Religion expects net sales of approximately $210 to $215 million, representing an increase of approximately 21% to 24%, respectively, over preliminary 2007 annual net sales.

Earnings per diluted share is anticipated to be between $1.48 and $1.52 for the year. The Company’s effective tax rate for the year is anticipated to be 42.0%.

Pete Collins, chief financial officer of True Religion, stated, “Embedded in this guidance is $3.5 million of pre-opening expense associated with the additional 20 branded retail store openings projected for 2008, which represents an incremental increase of approximately $1.6 million in pre-opening expenses over 2007. Also, we expect to incur additional marketing expenses of approximately $1.7 million in order to make a substantial investment in a consumer marketing campaign aimed at expanding awareness of the True Religion brand and increasing consumer demand.”

Addressing the Company’s 2008 guidance, Jeffrey Lubell said, “We expect our accelerated sales growth momentum to continue in 2008 with the launch of innovative new products, the continued expansion of our branded retail stores, and by increasing our points of presence both domestically and abroad. Our Spring 2008 collection features new denim styling details and an expanded sportswear assortment including additional shirts, hoodies and knit tops as well as our new licensed handbags and swimwear. The initial wholesale bookings of our Spring 2008 collection are up more than 40% from the same point last year, indicating that our product continues to be well received by wholesale buyers. Furthermore, we are expecting significant growth in our higher margin consumer direct business, which will add at least 20 stores in 2008; we finished 2007 with 15 stores. With at least 35 branded stores by year end 2008, the consumer direct business is expected to drive growth in revenue and profitability in fiscal 2008.”

Projected Segment Results:

($ in millions)	Year Ending
	December 31, 2008
	Net Sales	Pre-Tax Income	Pre-Tax Margin
US Wholesale	$115- $117	$36- $37	31.8%
International Wholesale	$35-$36	$16-$17	47.9%
Consumer Direct	$58-$60	$22-$23	38.5%
Licensing	$2	$1.6	78.6%
Corporate Overhead	-	($18)	(8.1%)
Total	$210-$215	$60-$62	28.8%

Mr. Lubell concluded, “We are confident in our ability to achieve our goals for 2008 and beyond as we further establish True Religion as a global lifestyle brand universally recognized for our premium denim and innovative collection of sportswear and licensed product.”

The Company expects to report its final financial results for the fourth quarter and fiscal year ended December 31, 2007, in March, at which time the Company will hold its quarterly conference call to discuss its financial results and guidance.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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